Exhibit 4.4

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

SMTC Corporation (“we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.01 per share.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is a summary only. This description is based upon, and is qualified by reference to, our fifth amended and restated certificate of incorporation, as amended to date (the “certificate of incorporation”), second amended and restated by-laws, as amended to date (the “by-laws”), and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). This summary is not complete. You should read our certificate of incorporation1 and our by-laws2, which are incorporated by reference as exhibits to this Annual Report on Form 10-K, for the provisions that are important to you

Authorized and Outstanding Capital Stock

Our certificate of incorporation authorizes us to issue 43,750,000 shares of stock, divided into two classes:

•	38,7500,000 shares of common stock, par value $0.01 per share; and
•	5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

The issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any series of preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Company’s Board of Directors (the “Board”) may from time to time determine. The shares of common stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any of our securities. There are no redemption or sinking fund provisions applicable to the common stock. Upon liquidation, dissolution or winding up of our company, the holders of common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any series of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting and our Board is not classified. Except as otherwise required by law or our certificate of incorporation, the holders of common stock vote together as a single class on all matters submitted to a vote of stockholders.

Preferred Stock

Our certificate of incorporation authorizes our Board to issue up to 5,000,000 shares of preferred stock, from time to time in one or more classes or series, generally without any vote or action by the holders of our common stock. Our Board will be authorized to determine the number of shares and designation of any class or series of preferred stock and the powers, rights, preferences and privileges of each class or series of preferred stock, including, the dividend rate, dividend rights, conversion rights and terms, voting rights, redemption rights and terms, liquidation preferences and sinking fund terms of any class or series of preferred stock, which may be greater than the rights of the holders of the common stock. There are no shares of preferred stock outstanding.

1 NTD: Please make this a hyperlink to the new certificate of incorporation exhibit that will be filed with the 10-K.

2 NTD: Please make this a hyperlink to the new by-laws exhibit that will be filed with the 10-K.

The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law, our Certificate of Incorporation and our By-laws

Certificate of Incorporation and By-laws

Certain provisions of our certificate of incorporation and by-laws may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of us that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

Stockholder Action; Special Meeting of Stockholders

Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and our by-laws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the Chairman of the Board, the Chief Executive Officer or pursuant to a resolution adopted by a majority of the Board. Stockholders will not be permitted to call a special meeting or to require the Board to call a special meeting.

Advance Notice Requirements for Stockholders Proposals and Directors Nominations

Our by-laws establish an advance-notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of such stockholder’s intention to bring that business before the meeting. Although our by-laws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our by-laws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for our Board to issue without stockholder approval. As noted above, our board of directors, without stockholder approval, has the authority under “—Preferred Stock” in our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock, subject to certain conditions. As a result, preferred stock could be issued quickly, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult. We may use the additional shares of common stock and preferred stock for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not provide for cumulative voting. Accordingly, a holder or group of holders of a majority of the shares of our common stock are able to elect all of the directors.

Provisions of Delaware Law Governing Business Combinations

We are subject to the “business combination” provisions of Section 203 the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless:

•	the transaction is approved by the Board prior to the date the “interested stockholder” obtained such status;
•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to such date the “business combination” is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock. To our knowledge, none of such stockholders has a present intention to engage in any transaction which would constitute a “business combination.” The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Exchange Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “SMTX.”